[Form of Corporate Opinion of Dinsmore & Shohl -
           may be issued in ABA Opinion Accord format]



                                   , 1994


THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING OF THE TRANSACTION DESCRIBED THEREIN IN SUBSTANTIALLY THE FORM PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH SUCH OPINION IS BASED, AND SUBJECT TO RECEIPT, REVIEW AND APPROVAL OF FINAL DOCUMENTS


The Cumberland Federal Bancorporation, Inc.
200 W. Broadway
Louisville, Kentucky  40202

Gentlemen:

     We have acted as counsel to Fifth Third Bancorp in connection with the transactions provided for in the Affiliation Agreement dated as of January 10, 1994 ("Affiliation Agreement") by and between Fifth Third Bancorp ("Fifth Third") and The Cumberland Federal Bancorporation, Inc. ("Cumberland") and the Plan and Agreement of Merger dated as of January 10, 1994 by and between Fifth Third and Cumberland ("Agreement of Merger"). This opinion is rendered to you pursuant to paragraph 3 of Section VI.C. of the Affiliation Agreement.

     We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, regulations, documents, corporate records, and certificates of public officials and corporate officers as we have deemed necessary for the purposes of this opinion, including but not limited to the following: (a) the Second Amended Articles of Incorporation of Fifth Third, as amended; (b) the Code of Regulations, as amended, of Fifth Third; and (c) the record of all actions taken by the Board of Directors and Executive Committee of the Board of Directors of Fifth Third in connection with any matters covered by this opinion.

     We have made such examination of Ohio and Federal law as we deem relevant for the purposes of this opinion, but we have not made any review of the laws of any state other than Ohio. Accordingly, we express no opinion as to the laws of any state or jurisdiction other than the United States of America and the State of Ohio.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to consummate the transactions provided for in the Affiliation Agreement and the Agreement of Merger. Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, 12 U.S.C. section 1841 et seq., and has all requisite corporate power and authority to conduct the business in which it is engaged and as now conducted by it.

     2. The Affiliation Agreement and the Agreement of Merger and the transactions provided for therein have been duly approved by the Directors of Fifth Third, and no action is required to be taken by the shareholders of Fifth Third to authorize, approve or adopt the Affiliation Agreement or the Agreement of Merger or the transactions provided for therein.

     3. The Affiliation Agreement and the Agreement of Merger have been duly executed and delivered by Fifth Third and constitute valid and binding obligations of Fifth Third enforceable against Fifth Third in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to or from time to time affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation and (ii) the availability of certain remedies may be precluded by general principles of equity.

     4. Fifth Third has taken all necessary and required corporate action to authorize the issuance or transfer of the shares of its Common Stock to be received by holders of the Common Stock of Cumberland as a result of the merger of Cumberland with and into Fifth Third and, when so issued or transferred, such shares will be legally and validly issued and outstanding, fully paid and nonassessable and will not upon such transfer or issuance be subject to the preemptive rights of any shareholder of Fifth Third, and such shares have been registered under the Securities Act of 1933, as amended.

     5. The registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended,
Registration No.          (the "Registration Statement"), by Fifth
Third to register the shares of Common Stock of Fifth Third being offered to the shareholders of Cumberland in the merger provided for in the Affiliation Agreement and the Agreement of Merger has been declared effective and no stop order has been issued and no proceeding for that purpose has been initiated or, to our best knowledge, contemplated or threatened by the Securities and Exchange Commission.

     6.   The Registration Statement and the Proxy Statement/
Prospectus included therein at the time it became effective complied as to form with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     7. All necessary approvals for the transactions provided for in the Affiliation Agreement and the Agreement of Merger have been obtained from the appropriate regulatory authorities.

     We participated in the preparation of the Registration Statement and nothing has come to our attention that would lead us to believe that at the time the Registration Statement became effective it contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. To the best of our knowledge, it is not necessary as of the date hereof to supplement or amend the Registration Statement or the Proxy Statement/Prospectus included therein. In making the statements in this paragraph and in rendering our opinion in paragraph 6 above, we express no opinion as to any financial statements or other financial data of Fifth Third or Cumberland or Thrift Subsidiary or as to any information concerning Cumberland or Thrift Subsidiary.

     We consent to the filing of the form of this opinion as an exhibit to the Registration Statement filed in connection with the merger.

                                   Very truly yours,

                                   DINSMORE & SHOHL



                                   S. Richard Arnold

SRA/je
Enclosure